Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Hudson Pacific Properties, Inc. (the “Company”), for the registration of its common stock, preferred stock, depositary shares, warrants, rights, and units and to the incorporation by reference therein of (i) our report dated March 23, 2011 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2010; (ii) our report dated April 14, 2011 with respect to the statements of revenues and certain expenses of Rincon Center JV LLC included in the Current Report on Form 8-K/A filed on June 27, 2011; (iii) our report dated November 22, 2010 with respect to the financial statements of Howard Street Associates, LLC included in the Company’s Form 8-K filed on November 29, 2010; (iv) our reports dated November 22, 2010 with respect to the statements of revenues and certain expenses of ECI Washington, LLC and Canpartners IV 222 Kearny, LLC, both included in the Company’s Form 8-K filed on July 1, 2011; (v) our report dated April 9, 2010 with respect to the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC included in the Company’s Form 8-K filed on July 1, 2011; and (vi) our report dated February 16, 2010 with respect to the statement of revenues and certain expenses of City Plaza included in the Company’s Form 8-K filed on July 1, 2011, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 1, 2011